NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2018 Financial Results

Fourth quarter sales grew 19.4% or 23.2% excluding the 53rd week, diluted EPS increased 31.4% or 34.7% excluding the 53rd week

Fiscal 2018 sales grew 22.0% or 23.5% excluding the 53rd week, diluted EPS increased 44.6% or 47.0% excluding the 53rd week

Provides first quarter and full year fiscal 2019 guidance

Plans to open 145-150 stores ending fiscal 2019 with 895-900 stores

PHILADELPHIA, PA – (March 27, 2019) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2018 ended February 2, 2019. The fourth quarter and full year of fiscal 2017 ended February 3, 2018 contained one additional week ("53rd week") which represented $15.7 million in net sales, approximately $3.0 million in operating income and approximately $0.03 in diluted earnings per share.

For the fourth quarter ended February 2, 2019:

•	Net sales increased 19.4% to $602.7 million or an increase of 23.2% excluding the impact of the 53rd week in fiscal 2017.

•	The Company opened 5 net new stores and ended the quarter with 750 stores in 33 states. This represents an increase of 20.0% from the end of the fourth quarter of fiscal 2017.

•	Comparable sales increased 4.4%.

•	Operating income increased 12.6% to $116.5 million or an increase of 16.0% excluding the impact of the 53rd week in fiscal 2017.

•	Net income increased 32.5% to $89.3 million or an increase of 36.5% excluding the impact of the 53rd week in fiscal 2017.

•
Diluted income per common share increased 31.4% to $1.59 or 34.7% excluding the impact of the 53rd week in fiscal 2017. Diluted income per common share included an approximate $0.01 benefit in the fourth quarter of fiscal 2018 due to the tax benefit from share-based accounting.

For the fiscal year ended February 2, 2019:

•	Net sales increased 22.0% to $1,559.6 million or 23.5% excluding the impact of the 53rd week in fiscal 2017.

•	The Company opened 125 net new stores compared to 103 net new stores opened in fiscal 2017.

•	Comparable sales increased 3.9%.

•	Operating income increased 18.9% to $187.2 million or 21.3% excluding the impact of the 53rd week in fiscal 2017.

•	Net income increased 46.1% to $149.6 million or 48.9% excluding the impact of the 53rd week in fiscal 2017.

•
Diluted income per common share increased 44.6% to $2.66 or 47.0% excluding the impact of the 53rd week in fiscal 2017. Diluted income per common share included an approximate $0.09 benefit in fiscal 2018 due to the tax benefit from share-based accounting.

Joel Anderson, President and CEO of Five Below, stated, “Our strong fourth quarter performance capped off a great year for Five Below. Our 2018 store openings are on track to be another record class with first year average unit volumes expected to be over $2 million. For the year, we delivered comparable sales growth of 3.9% on top of last year’s record results. We saw broad-based strength across our worlds as our incredible, trend-right value offering and fun in-store experience drove both new and existing customers to Five Below.”

Mr. Anderson continued, “As we look ahead to 2019, we are focused on elevating our customer experience, delivering even better WOW products, and further enhancing our supply chain as we innovate across the organization. We are excited to continue our high growth with a record number of new store openings and remain confident in our 20/20 through 2020 goals and our ability to reach our 2,500+ U.S. store potential.”

First Quarter and Fiscal 2019 Outlook:
The Company expects the following results for the first quarter and full year fiscal 2019. This outlook includes the impact of opening our new Southeast distribution center and adoption of the new lease accounting standard. The effective tax rate in fiscal 2019 is expected to be approximately 24.5%, which excludes any potential future impact from share-based accounting. The outlook also excludes any potential share repurchases.

For the first quarter of fiscal 2019:

•	Net sales are expected to be in the range of $361 million to $366 million based on opening approximately 35 new stores and assuming a 3% to 4% increase in comparable sales.

•	Net income is expected to be in the range of $18.0 million to $19.7 million.

•	Diluted income per common share is expected to be in the range of $0.32 to $0.35 on approximately 56.4 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2019:

•	Net sales are expected to be in the range of $1.865 billion to $1.885 billion based on opening approximately 145 to 150 new stores and assuming an approximate 3% increase in comparable sales.

•	Net income is expected to be in the range of $169.9 million to $173.9 million.

•	Diluted income per common share is expected to be in the range of $3.00 to $3.07 on approximately 56.6 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the fourth quarter and full year fiscal 2018 financial results is scheduled for today, March 27, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10129013. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because prices are just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 750 stores in 35 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$251,748	$112,669
Short-term investment securities	85,412	131,958
Inventories	243,636	187,037
Prepaid income taxes	1,337	2,264
Prepaid expenses and other current assets	60,124	45,434
Total current assets	642,257	479,362
Property and equipment, net	301,297	180,349
Deferred income taxes	6,126	6,676
Long-term investment securities	—	27,702
Other assets	2,584	1,619
	$952,264	$695,708

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	103,692	73,033
Income taxes payable	20,626	25,275
Accrued salaries and wages	24,586	22,906
Other accrued expenses	104,201	43,246
Total current liabilities	253,105	164,460
Deferred rent and other	84,065	72,690
Total liabilities	337,170	237,150
Shareholders’ equity:
Common stock	557	554
Additional paid-in capital	352,702	346,300
Retained earnings	261,835	111,704
Total shareholders’ equity	615,094	458,558
	$952,264	$695,708

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended	Fourteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$602,684	$504,832	$1,559,563	$1,278,208
Cost of goods sold	358,679	297,342	994,478	814,795
Gross profit	244,005	207,490	565,085	463,413
Selling, general and administrative expenses	127,497	103,995	377,901	306,022
Operating income	116,508	103,495	187,184	157,391
Interest income, net	1,503	556	4,623	1,458
Income before income taxes	118,011	104,051	191,807	158,849
Income tax expense	28,749	36,674	42,162	56,398
Net income	$89,262	$67,377	$149,645	$102,451
Basic income per common share	$1.60	$1.22	$2.68	$1.86
Diluted income per common share	$1.59	$1.21	$2.66	$1.84
Weighted average shares outstanding:
Basic shares	55,761,714	55,348,495	55,763,034	55,208,246
Diluted shares	56,230,318	55,725,959	56,220,864	55,561,472

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended	Fifty-three weeks ended
	February 2, 2019	February 3, 2018
Operating activities:
Net income	$149,645	$102,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,451	33,241
Share-based compensation expense	12,018	16,373
Deferred income tax expense	550	4,363
Other non-cash expenses	44	138
Changes in operating assets and liabilities:
Inventories	(56,599)	(32,589)
Prepaid income taxes	927	(1,277)
Prepaid expenses and other assets	(15,655)	(16,366)
Accounts payable	32,866	19,809
Income taxes payable	(4,649)	1,902
Accrued salaries and wages	1,680	12,112
Deferred rent	12,143	15,886
Other accrued expenses	9,712	11,338
Net cash provided by operating activities	184,133	167,381
Investing activities:
Purchases of investment securities	(117,371)	(234,856)
Sales, maturities, and redemptions of investment securities	191,619	163,501
Capital expenditures	(113,720)	(67,795)
Net cash used in investing activities	(39,472)	(139,150)
Financing activities:
Net proceeds from issuance of common stock	365	251
Repurchase and retirement of common stock	(1,987)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	4,030	9,603
Common shares withheld for taxes	(7,990)	(1,504)
Net cash (used in) provided by financing activities	(5,582)	8,350
Net increase in cash and cash equivalents	139,079	36,581
Cash and cash equivalents at beginning of year	112,669	76,088
Cash and cash equivalents at end of year	$251,748	$112,669